UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 21, 2007

WORKSTREAM INC.

(Exact Name of Registrant as Specified in Charter)

CANADA	001-15503	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1350 Old Bayshore Highway, Suite 100, Burlingame, CA 94010

(Address of Principal Executive Offices) (Zip Code)

(650) 340-4000

 (Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 20, 2007, Workstream Inc. ("Workstream") received written notification (the "Notice") from The Nasdaq Stock Market ("Nasdaq") that the bid price of its common stock for the last 30 consecutive trading days had closed below the minimum $1.00 per share (the "Minimum Price Requirement") required for continued listing under Nasdaq Marketplace Rule 4310(c)(4) (the "Rule"). Pursuant to Nasdaq Marketplace Rule 4310(c)(8)(D), Workstream has been provided an initial period of 180 calendar days, or until May 19, 2008, to regain compliance. The Notice states the Nasdaq staff (the "Staff") will provide written notification that Workstream has achieved compliance with the Rule if at any time before May 19, 2008, the bid price of Workstream’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, although the Notice also states that the Staff has the discretion to require compliance for a period in excess of 10 consecutive business days, but generally no more than 20 consecutive business days, under certain circumstances.

If Workstream cannot demonstrate compliance with the Rule by May 19, 2008, the Staff will determine whether Workstream meets the Nasdaq Capital Market initial listing criteria set forth in Marketplace Rule 4310(c), except for the bid price requirement. If Workstream meets the initial listing criteria, the Staff will notify Workstream that it has been granted an additional 180 calendar day compliance period. If Workstream is not eligible for an additional compliance period, the Staff will provide written notice that Workstream's securities will be delisted. At that time, Workstream may appeal the Staff's determination to delist its securities to a Listing Qualifications Panel.

Item 9.01 Financial Statements and Exhibits

( c ) Exhibits

99.1 Press Release issued on November 21, 2007 by Workstream Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORKSTREAM INC.

Dated: November 21, 2007	By:	/s/ Phil Oreste
Name: Phil Oreste Title: Chief Financial Officer